Subsidiaries of the Company
            Name                                  Jurisdiction of Incorporation
            ----                                  -----------------------------

          Community Bank, N.A.                                         New York
          Community Capital Trust I                                    Delaware
          Community Financial Services, Inc.                           New York
          Benefit Plans Administrative Services, Inc.                  New York
          CBNA Treasury Management Corporation                         Delaware
          Community Investment Services, Inc.                          New York
          CBNA Preferred Funding Corp.                                 Delaware
          CFSI Close-Out Corp.                                         New York